EXHIBIT 10.66

December 20, 2017

BioPharma Secured Debt Fund II Holdings Cayman LP

c/o Walkers Corporate Limited

Cayman Corporate Centre

27 Hospital Road, George Town

Grand Cayman KY1-9008

Cayman Islands

Attention:  Pedro Gonzalez de Cosio

Pharmakon Advisors LP

110 East 59th Street, #3300

New York, NY 10022

Attn:  Pedro Gonzalez de Cosio

This Consent and Waiver is delivered by Amarin Pharmaceuticals Ireland Limited and its permitted successors and assigns (“Amarin”) and Amarin Corporation PLC and its permitted successors and assigns (“Amarin Parent” and, together with Amarin, the “Amarin Parties”) pursuant to that certain Purchase and Sale Agreement (as amended, supplemented or modified from time to time, the “Purchase Agreement”), dated as of December 6, 2012, by and among Amarin, Amarin Parent and BioPharma Secured Debt Fund II Holdings Cayman LP and its permitted successors and assigns (“Purchaser”).  Capitalized terms not otherwise defined in this Consent and Waiver shall have the meanings set forth in the Purchase Agreement.

W I T N E S S E T H:

WHEREAS, Purchaser intends to sell, transfer, assign and convey to one or more of the unaffiliated third parties set forth on Schedule 1 hereto, which Purchaser may modify from time to time (the “Prospective Transferees”), all of Purchaser’s right, title and interest in, to or under the Purchase Agreement, that certain Intellectual Property Charge Agreement dated as of December 19, 2012 between Amarin and Seller (the “Irish Intellectual Property Charge Agreement”), and that certain Patent Security Agreement dated as of December 19, 2012 between Amarin and Seller (the “U.S. Patent Security Agreement” and, together with the Irish Intellectual Property Charge Agreement, the “IP Charge Agreements”, and, collectively with the Purchase Agreement, the “Amarin Agreements”).  All of Purchaser’s right, title and interest in, to or under each of the Amarin Agreements, together with all of its rights and obligations thereunder, is referred to herein as the “Purchased Assets”);

WHEREAS, pursuant to Section 9.3 of the Purchase Agreement, Purchaser may not sell, assign, hypothecate or otherwise transfer the Purchase Agreement or any of its rights or obligations thereunder, in whole or in part, without the prior written consent of the Amarin Parties;

WHEREAS, pursuant to Section 21.2 of the Irish Intellectual Property Charge Agreement, Purchaser may not assign, transfer or otherwise dispose of all or any of its rights and/or obligations under the Irish Intellectual Property Charge Agreement or all or part of the security constituted thereby without the prior written consent of Amarin;

WHEREAS, pursuant to Section 9.7 of the Purchase Agreement, the Amarin Parties may waive in writing any term or condition of the Purchase Agreement;

WHEREAS, pursuant to Section 9.6 of the Purchase Agreement, any agreement, consent or approval required under the Purchase Agreement must be specific and in writing; and

WHEREAS, the Amarin Parties have requested that Purchaser consent to certain amendments to the Transaction Documents to facilitate inventory and receivables financings by the Amarin Parties as contemplated by Section 4.4(a) of and clause (k) of the definition of “Permitted Indebtedness” in the Purchase Agreement (such amendments, the “A/R Financing Amendments”);

WHEREAS, Purchaser has agreed to the A/R Financing Amendments to the extent set forth in this Consent and Waiver and the Amarin Parties have agreed to waive the restrictions set forth in Section 9.3 of the Purchase Agreement and Section 21.2 of the Irish Intellectual Property Charge Agreement and any other provision of the Purchase Agreement and/or the Irish Intellectual Property Charge Agreement and any provision of the U.S. Patent Security Agreement that would otherwise prohibit, in whole or in part, the consummation by Purchaser of any sale, transfer, assignment and conveyance to one or more of the Prospective Transferees of the Purchased Assets (the “Transaction”), and, accordingly, to provide its consent to Purchaser in order to enable Purchaser to consummate the Transaction, subject to the terms and conditions of this Consent and Waiver.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the Amarin Parties hereby agrees with and in favor of Purchaser as follows:

1.Effective as of the date hereof, the Purchase Agreement is amended as follows:

(a)	The definition of Permitted Encumbrances is amended to delete the “and” after clause (h), replace the period at the end of clause (i) with “; and” and to include the following new clause (j):

“(j) Encumbrances on Permitted A/R Financing Collateral (as defined in Section 9.4(c)) securing obligations under a Permitted A/R Financing; provided, that to the extent such Encumbrances are on the Purchased Receivables (or any portion thereof), such Encumbrances, in each case, are subject to a subordination, intercreditor or other similar agreement that is in form and substance reasonably satisfactory to Purchaser and the lenders (or agent) providing such Permitted A/R Financing;

(b)	Clause (k) of the definition of Permitted Indebtedness is replaced with the following new clause (k):

“Indebtedness incurred by any Amarin Party pursuant to a working capital facility or inventory and receivable financing; provided, that the Indebtedness outstanding thereunder shall not exceed at any time an amount equal to 80% of the sum of (A) the face amount of the accounts receivables of such Amarin Party plus (B) the greater of the cost and the value of inventory of such Amarin Party (such value to be reasonably determined in good faith by Chief Financial Officer, Treasurer or Controller of Seller or Parent, as applicable) (such working capital facility or inventory and receivable financing, a “Permitted A/R Financing”); provided, further, that any Encumbrance on the Purchased Receivables (or any portion thereof) securing such Indebtedness is a Permitted Encumbrance hereunder and is subject to a subordination, intercreditor or other similar agreement that is in form and substance reasonably satisfactory to Purchaser and the lenders (or agent) providing such Permitted A/R Financing;”

(c)	The following provision is added as Section 9.4(c) of the Purchase Agreement:

In connection with any Permitted A/R Financing, to the extent requested by the lenders or any agent for the lenders (collectively, the “A/R Secured Parties”) providing such financing, Purchaser and such lenders (or agent) shall enter into a subordination, intercreditor or other similar agreement to which such Permitted A/R Financing is subject (and any related documentation in respect of the Intellectual Property Charge Agreements solely if and to the extent necessary in light of the nature of the Permitted A/R Financing Collateral (as defined below)), in form and substance reasonably satisfactory to such lenders (or agent) and Purchaser, pursuant to which Purchaser shall subordinate any Encumbrances in favor of Purchaser on the Purchased Receivables and/or Permitted A/R Financing Collateral under the Transaction Documents to the Encumbrances in favor of the A/R Secured Parties under the Permitted A/R Financing solely on the Purchased Receivables and/or Permitted A/R Financing Collateral, with the effect that the Encumbrances on the Purchased Receivables and/or Permitted A/R Financing Collateral in favor of the A/R Secured Parties shall be superior in rank and order of priority and enforcement to any Encumbrances in favor of Purchaser on the Purchased Receivables and/or Permitted A/R Financing Collateral; provided, that, unless otherwise agreed by the A/R Secured Parties, such subordination, intercreditor or other similar agreement shall not require any cash or other Permitted A/R Financing Collateral specifically be set aside for the payment of the Purchased Receivables.

For purposes hereof, “Permitted A/R Financing Collateral” shall mean (i) any inventory (whether or not produced using Vascepa Product Rights) of Seller, (ii) any accounts receivables of Seller arising out of the sale of such inventory, (iii) any books and records of Seller in respect of the items described in clauses (i) and (ii) above, (iv) any Supporting Obligations (as defined in the UCC) in favor of Seller in respect of the items described in clauses (i) and (ii) above and (v) the proceeds of the foregoing (including cash and cash equivalents arising from such accounts receivables and/or such inventory); it being understood and agreed, however, that “Permitted A/R Financing Collateral” shall exclude any other Additional Collateral (including any proceeds, royalties or other payments of any kind from any sale, license or other transfer of any Vascepa Product Rights).

(d)	The following provision is added as Section 4.15 of the Purchase Agreement:

4.15     Permitted A/R Financing.

(a)  Seller shall comply in all material respects with its obligations under any Permitted A/R Financing and shall not take any action or forego any action that would reasonably be expected to constitute a material breach thereof. Promptly, and in any event within five (5) Business Days, after receipt of any (written or oral) notice from any A/R Secured Party of an alleged breach by Seller under any Permitted A/R Financing, Seller shall give notice thereof to the Purchaser, including delivering to the Purchaser a copy of any such written notice. The Seller shall use its commercially reasonable efforts to cure any breaches by it under any Permitted A/R Financing and shall give written notice to the Purchaser upon curing any such breach.

(b)  If Seller fails, or expects to fail, to satisfy any of its material obligations under any Permitted A/R Financing, including any payment obligations owed to any A/R Secured Party, when such obligations are due, Seller shall immediately notify the Purchaser of the specifics regarding such failure or expected failure.

(e)

The definition of “U.S. Patent Security Agreement” is amended to add the following language after “attached hereto as Exhibit C”:  “, as amended, restated, supplemented or otherwise modified from time to time”.

2.Effective as of the date hereof:

(a)

Each of the Amarin Parties hereby (i) consents to Purchaser’s sale, transfer, assignment and conveyance to one or more of the Prospective Transferees of the Purchased Assets, and (ii) waives any prohibition set forth in Section 9.3 of the Purchase Agreement, Section 21.2 of the Irish Intellectual Property Charge Agreement, any other provision of the Purchase Agreement and/or the Irish Intellectual Property Charge Agreement and any provision of the U.S. Patent Security Agreement that would otherwise prohibit, in whole or in part, the consummation by Purchaser of the Transaction; provided that the Prospective Transferee(s) shall agree to be bound by the terms and conditions of the Purchase Agreement (as amended pursuant to Section 1 of this Consent and Waiver).

(b)

Furthermore, each of the Amarin Parties hereby:  (i) consents to the disclosure to a Prospective Transferee of any Confidential Information furnished by or on behalf of either of the Amarin Parties to Purchaser or its Affiliates pursuant to any of the Amarin Agreements; provided that such

Prospective Transferee shall have entered into a confidentiality and non-disclosure agreement with the Amarin Parties in form and substance reasonably acceptable to the Amarin Parties (such non-disclosure agreement, a “NDA”); and (ii) waives any prohibition set forth in Section 5.1 and any other provision of the Purchase Agreement and in any provision of the IP Charge Agreements that would otherwise prohibit, in any respect, any such disclosure by Purchaser to any Prospective Transferee that has entered into a NDA.

(c)

Purchaser hereby agrees and confirms that any and all right, title and interest in, to or under the Collateral and/or the Additional Collateral that Purchaser has, has had or hereafter otherwise might have (including, for the avoidance of doubt, with respect to any and all payments or proceeds therefrom) (the “PSA Collateral”) is included among the Purchased Assets; and

(d)

Purchaser hereby agrees to provide the Amarin Parties with written notice regarding the consummation of the Transaction (the “Consummation Notice”), which such notice will include the identity of the Prospective Transferee party to the Transaction (which, for the avoidance of doubt, will be CPPIB Credit Europe S.à r.l.), its notice details and the details of the account of such Prospective Transferee in which any and all payments from the Amarin Parties in respect of the Purchased Assets will be paid or remitted.

3.Effective upon, and subject in all events to, the consummation of the Transaction, each of the Amarin Parties hereby consents to and authorizes the Prospective Transferee(s) identified in the Consummation Notice and its designees to file (a) a UCC financing or amendment statement in the appropriate filing office and/or any other document required by such Prospective Transferee(s) in its reasonable determination (including with respect to the U.S. Patent Security Agreement), and (b) the particulars of the security interest in the CRO and/or any other document required by such Prospective Transferee(s) in its reasonable determination (including a filing in the Irish Patents Office, the European Trade Marks and Design Registration Office and the EPO in connection with the European Patents), in each case if and to the extent required to evidence, preserve, enforce, protect and perfect the validity and priority the security interests and other Encumbrances created by any of the Amarin Agreements in the Collateral and/or the Additional Collateral in favor of such Prospective Transferee(s).  In addition, on or prior to the consummation of the Transaction, Amarin will execute and deliver to the Prospective Transferee referred to in Section 2(d), to be effective upon and subject to the consummation of the Transaction, (i) an acknowledgment to that certain Patent Security Assignment and Assumption Agreement, (ii) an amendment and restatement of the U.S. Patent Security Agreement, and (iii) the Intellectual Property Charge, in each case substantially in the form attached hereto as Exhibits A, B and C, respectively.

4.Effective upon, and subject in all events to, the consummation of the Transaction, each of the Amarin Parties hereby agrees that, upon receipt of the Consummation Notice, (a) the Amarin Parties will deliver any future payment under Section 2.1 and Article 8 of the Purchase Agreement and any other payments due and payable by the Amarin Parties under the Purchase Agreement to the Prospective Transferee(s) identified in the Consummation Notice in accordance with the account details set forth therein, and (b) the Amarin Parties (as applicable) will deliver any future

Quarterly Reports, Annual Reports, Unaudited Financial Statements, Resource Allocation Statements and any other reports or statements contemplated under Section 2.2 of the Purchase Agreement or otherwise by the Purchase Agreement, and any notices or other communications in connection with the Amarin Agreements, to such Prospective Transferee(s) in accordance with the notice details set forth in the Consummation Notice.

5.Each of the Amarin Parties hereby agrees and confirms that Purchaser shall be permitted to deliver a copy of this Consent and Waiver to the Prospective Transferees.

6.Except as expressly set forth herein, nothing contained in this Consent and Waiver shall be deemed or construed to amend, supplement or modify any of the Amarin Agreements or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect in accordance with their terms.  For the avoidance of doubt, the consents provided for in Sections 2, 3, 4 and 5 above shall apply solely to the Transaction and not to any subsequent sale, transfer, assignment and conveyance of the Purchased Assets.

7.This Consent and Waiver, and the effectiveness hereof, is expressly conditioned upon, and subject in all events to, this Consent and Waiver being duly executed and delivered by each of the Amarin Parties and Purchaser.

8.For the avoidance of doubt, the Amarin Parties and Purchaser hereby agree that this Consent and Waiver constitutes a Transaction Document for any and all purposes for which such term is used in the Purchase Agreement.

9.This Consent and Waiver will be governed by, and construed, interpreted and enforced in accordance with, the internal substantive laws of the State of New York, without regard to principles of conflicts of law.

10.This Consent and Waiver may be executed in any number of counterparts, all of which shall be deemed an original and constitute one and the same instrument, and each party hereto may executed this Consent and Waiver by signing and delivering one or more counterparts.  Delivery of an executed counterpart of this Consent and Waiver electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Consent and Waiver.

[Signature Pages Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Consent and Waiver as of the date first above written.

Very truly yours,
AMARIN PHARMACEUTICALS IRELAND LIMITED By: /s/Patrick J. O’Sullivan Name: Patrick J. O’Sullivan Title: Director

AMARIN CORPORATION PLC By: /s/ Joseph T. Kennedy Name: Joseph T. Kennedy Title: Executive Vice President, General Counsel

AGREED TO AND ACCEPTED:

BIOPHARMA SECURED INVESTMENTS II HOLDINGS CAYMAN LP

By: Pharmakon Advisors, LP,

its Investment Manager

By: Pharmakon Management I, LLC,

its General Partner

By: /s/ Pedro Gonzalez de Cosio

Name:  Pedro Gonzalez de Cosio

Title:  Managing Member

Schedule 1

Prospective Transferees

CPPIB Credit Europe S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and organized under the Laws of the Grand Duchy of Luxembourg, having its registered office at 10-12 Boulevard Roosevelt, L-2450 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 151 453